UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2020

Brookfield Property REIT Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34948	27-2963337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Vesey Street, 15th Floor, New York NY 10281

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 417-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Stock, par value $0.01 per share	BPYU	Nasdaq Global Select Market
6.375% Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share	BPYUP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 29, 2020, Brookfield Property REIT Inc. (the “Company”), the borrowers party thereto and the lenders under the Credit Agreement (the “Lenders”) entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of August 24, 2018 (the “Credit Agreement”), among the Company, the borrowers party thereto, the Lenders and Wells Fargo Bank, National Association, as administrative agent in order to give effect to certain amendments to the Credit Agreement, including, but not limited to the below:

•

The Lenders have agreed to certain covenant relief in respect of the financial covenants through the fiscal quarter ending June 30, 2021 (the “Covenant Relief Period”). The Maximum Total Indebtedness to Value Ratio financial maintenance covenant is being eliminated permanently. The Minimum Fixed Charge Coverage Ratio is being reduced to 1.20x during the Covenant Relief Period and increasing to 1.35x thereafter.

•

The applicable margin for the Term A Loans and Revolving Facility will be L+3.00% during the Covenant Relief Period – and thereafter, will be L+3.00% if the Total Net Indebtedness to Value Ratio is greater than 70%.

•

The Company is agreeing to maintain an ongoing Liquidity Covenant (set at $500mm) which will be tested as of the last day of each month against the amount of unrestricted cash, undrawn available amounts under the revolving credit facility and undrawn amounts under the new Brookfield Liquidity Facility. The Company will enter into and maintain a $500mm Brookfield Liquidity Facility (the “Brookfield Liquidity Facility”) and prior to the date the Company demonstrates compliance with the financial covenants in effect under the Credit Agreement prior to the First Amendment, any interest and principal payments thereunder must be paid-in-kind.

•

The Company will be required to “match-fund” drawings under the revolving credit facility in excess of $1.0 billion using proceeds of either the Brookfield Liquidity Facility or issuances of Qualified Equity Interests. The match-funding requirement will be required to be made (i) monthly, whereby any drawing during that month is in excess of the prior highest balance of the revolver (in excess of $1.0 billion), (ii) within 10 business days of a request from the agent if as of any day during a month, the excess draw amount would exceed $10mm and (iii) at any time of request for a revolving loan that the excess would be $100mm or greater (which would be match-funded substantially concurrently with the requested revolving loan draw).

•	The Company will also be required to make additional prepayments of the Term A loans with proceeds of certain equity, debt issuances and asset sales.

•

As part of the First Amendment, the Company is agreeing to a number of additional restrictions, including restrictions on incurring additional indebtedness, making of certain restricted payments and the use of proceeds under the revolving facility, which will apply either through the end of the Covenant Relief Period – and in the case of certain provisions, until the Company demonstrates compliance with the financial covenants in effect under the Credit Agreement prior to the First Amendment

The foregoing summary of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the First Amendment filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. Capitalized terms used but not defined herein have the meanings ascribed to them in the First Amendment and the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item and contained in Item 1.01 of this Form 8-K is in incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to the Credit Agreement, dated as of July 29, 2020, by and among Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company, Brookfield Property REIT Inc., a Delaware corporation (f/k/a GGP Inc.), BPR Nimbus LLC, a Delaware limited liability company (f/k/a GGP Nimbus, LLC), BPR Cumulus LLC, a Delaware limited liability company (f/k/a GGP Limited Partnership LLC), BPR OP, LP (f/k/a GGP Operating Partnership, LP), a Delaware limited partnership, GGSI Sellco, LLC, a Delaware limited liability company, GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company, GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company, GGPLP 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company and GGPLP L.L.C., a Delaware limited liability company, the Lenders party hereto, and Wells Fargo Bank, National Association, in its capacities as administrative agent and collateral agent for the Lenders.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKFIELD PROPERTY REIT INC.

Date: July 29, 2020	By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Secretary

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